Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of April 03, 2006 (the “Effective Date”), by and between ev3 Inc. (“Company”), having a principal place of business at 9600 54th Avenue North, Plymouth, MN 55442, and Matthew Jenusaitis (“Employee”), having an address of 1123 Hampton Court, Encinitas, CA 92024.

WHEREAS, Company is a leading global medical device company focused on catheter-based, or endovascular, technologies for the minimally invasive treatment of vascular diseases and disorders and desires to employ Employee on the terms and subject to the conditions set forth herein.

WHEREAS, Company has expended considerable time, effort and resources in the development of certain confidential, proprietary, and trade secret protected information, which must be maintained as confidential in order to ensure the success of Company’s business;

WHEREAS, Company has expended considerable funds, time, effort, and resources in the development of its customer goodwill and recruiting and training its workforce, which also must be maintained in order to ensure the success of Company’s business; and

WHEREAS, by virtue of Employee’s employment with Company, Employee will be performing services in a confidential capacity and will be acquiring knowledge about Company’s valuable confidential and technical information, its trade secrets, customer goodwill, and its highly trained workforce and Company desires reasonable protection of its confidential business and technical information, its trade secrets, customer goodwill, and its highly trained workforce.

NOW THEREFORE, in consideration of the covenants and promises contained herein, and of Employee’s at-will employment by Company, the compensation and benefits received by Employee from Company, and the access given Employee to Company’s Confidential and Proprietary Information, as defined below, all of which Employee acknowledges are good and valuable consideration for Employee entering into this Agreement and for the restrictions imposed in Employee’s current and post-employment activities under this Agreement, the parties hereto agree as follows:

1.                                      Employment.

1.01.                     Position. Company hereby employs Employee in the position described in Employee’s offer letter, with such specific duties, responsibilities, and powers as Company may from time to time prescribe.

1.02.                     Best Efforts. Employee covenants and agrees that, at all times during the term of this Agreement, Employee shall devote Employee’s full-time, best efforts to the duties assigned to Employee by Company. Employee further covenants and agrees that Employee will not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of Company.

2.                                      Compensation and Benefits.

2.01.                     Hourly Compensation. Company shall pay Employee compensation at the rate set forth in Employee’s offer letter, less applicable tax withholdings, paid semi-monthly in accordance with Company’s normal payroll practices. Company may adjust Employee’s hourly compensation periodically according to its payroll policies, which presently provide for a salary review effective January 1 of each year.

2.02.                     Benefits. Employee shall be entitled to participate in Company’s employee benefit programs in accordance with the terms of such plans and programs as in effect from time to time.

3.                                      Term and Termination.

3.01.                     At-Will Employment. The term of Employee’s employment under this Agreement shall commence on the Start Date set forth in Employee’s offer letter and continue until terminated as hereinafter provided. Employee understands and agrees that employment with Company is at-will and is not guaranteed for any specified duration.

3.02.                     Termination With or Without Cause. Employee acknowledges and agrees that Employee’s employment may be terminated by Company or Employee at any time, with or without cause, with or without notice, and for any reason. Depending on the circumstances, but only in the case of a without cause termination, some severance may be offered in the sole discretion of the Company.

3.03.                     Payment upon Termination. In the event of a termination of Employee’s employment for any reason, Employee shall be entitled to compensation to the date of termination, but Company shall not be obligated to make any further payments after the date of termination.

4.                                      Employee’s Representations and Duties.

4.01.                     Company. Solely for purposes of Articles 4, 5, 6, 7, 8, 9 and 10 of this Agreement, “Company” includes Company, its parent, subsidiary, and affiliated companies, and their successors and assigns.

4.02.                     No Conflicts. Employee represents and warrants to Company that Employee is not currently subject to any non-competition, confidentiality, or any other type of agreement or other obligation with any third party (including but not limited to any former employer) that would prohibit Employee from accepting this position with Company, conflict with Employee’s obligations under this Agreement, or in any way restrict or impair Employee’s ability to perform the full scope of duties and responsibilities Employee is expected to perform for Company, except as Employee has disclosed to the Company prior to accepting this offer of employment with Company. Regarding such disclosures that have been discussed with the Company, Company agrees to pay the costs of reasonable attorney’s fees and expenses in defense of any claim that may be brought against Employee for any alleged breach of any alleged obligations, and to reimburse Employee for any monetary settlement payments that might result from such claim.

4.03.                     Compliance with Company Policies. Employee shall, at all times, comply with all policies, rules, and procedures of Company, which include, but are not limited to, Company’s Code of Conduct, Corporate Compliance Policy, and Insider Trading Policy.

4.04.                     Duty of Loyalty. In all aspects of Employee’s employment with Company, Employee shall act in the utmost good faith, deal fairly with Company, and fully disclose to Company all information that Company might reasonably consider to be important or relevant to Company’s business.  Employee further agrees that during employment by Company, Employee shall not engage in any conduct that might result in, or create the appearance of using Employee’s position for Employee’s private gain, or otherwise create a conflict of interest, or the appearance of a conflict of interest, with Company. Such prohibited conduct includes, but is not limited to, having an undisclosed financial interest in any vendor or supplier of Company, accepting payments of any kind or gifts other than of a nominal value from vendors, customers, or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with Company, and which creates a conflict of interest. While employed at Company, Employee shall not establish, operate, participate in, advise, or assist to establish in any manner whatsoever any business, that could or would be in competition with Company’s business, and Employee shall not take any preliminary or preparatory steps toward establishing or operating such a business. Notwithstanding the foregoing, Employee may own less than two percent (2%) of any class of stock or security of any company that competes with Company listed on a national securities exchange.

4.05.                     E-Mail Messages and Internet Usage. Employee acknowledges and agrees that all e-mail messages that Employee produces, sends, or receives while at Company facilities or using Company equipment are the property of Company. Employee also acknowledges and agrees that Company may monitor and inspect all such messages and also may monitor and control the communications that Employee initiates or receives through the Internet while at Company facilities and while using Company equipment in any location. Employee acknowledges that Employee has no right to or expectation of privacy in such communications. Employee agrees to cooperate with Company in its implementation of such security and control measures as it may implement from time to time with respect to e-mail and Internet communications and shall take all reasonable precautions to ensure that the confidentiality of any such communications containing Confidential and Proprietary Information, as defined below, is maintained. Employee also agrees that the Internet may not be used for the transmission or intentional reception of obscene, scandalous, offensive, or otherwise inappropriate materials, and that Employee will comply with all Company policies regarding appropriate use of the Internet and e-mail.

5.                                      Nondisclosure of Confidential and Proprietary Information.

5.01.                     Definition of Confidential and Proprietary Information. “Confidential and Proprietary Information” means any and all information, whether oral, written, or committed to Employee’s memory, that is not generally known by persons not employed by, or parties to contracts with, Company, whether prepared by Company or Employee, including but not limited to:

(a)                                  Inventions, designs, discoveries, works of authorship, improvements, or ideas, whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, or compositions developed or otherwise possessed by Company;

(b)                                 the subject matter of Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, and other intellectual property to the extent that such information is unavailable to the public;

(c)                                  Company’s information, knowledge, or data concerning its financial data, including financial statements and projections, pricing information, costs, sales, budgets, and profits; business plans such as products and services under development, clinical trials, proposals, presentations, potential acquisitions under consideration, and marketing strategies; manufacturing processes; organizational structures, such as names of employees, consultants, and their positions and compensation schedules; customer information such as surveys, customer lists, lists of prospective customers, customer research, customer meetings, customer account records, sales records, training and servicing materials, programs, techniques, sales, and contracts; supplier and vendor information including lists and contracts; relational data models, company manuals and policies, computer programs, software, disks, source code, systems architecture, blue prints, flow charts, and licensing agreements; and/or

(d)                                 any document marked “Confidential”, or any information that Employee has been told is “Confidential” or that Employee might reasonably expect Company would regard as “Confidential,” or any information that has been given Company in confidence by customers, suppliers, or other persons.

5.02.                     Confidentiality Obligations. Employee agrees to hold all Confidential and Proprietary Information in the strictest confidence both during Employee’s employment relationship with Company and after Employee’s employment relationship with Company is voluntarily or involuntarily terminated for any reason. To this end, Employee shall:

(a)                                  not make, or permit or cause to be made, copies of any Confidential and Proprietary Information, except as necessary to carry out Employee’s duties as prescribed by Company;

(b)                                 not disclose or reveal any Confidential and Proprietary Information, or any portion thereof, to any person or company who is not under a legal or contractual obligation to Company to hold such information confidential;

(c)                                  take all reasonable precautions to prevent the inadvertent disclosure of any Confidential and Proprietary Information to any unauthorized person;

(d)                                 acknowledge that Company is the owner of all Confidential and Proprietary Information and agree not to contest any such ownership rights of Company, either during or after Employee’s employment with Company; and

(e)                                  upon termination of employment with Company or upon request by Company, deliver promptly to Company all Confidential and Proprietary Information and all Company documents and property, whether confidential or not, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, programs, databases, and other documents or materials, whether in hard copy, electronic, or other form, including copies thereof, whether prepared by Employee or Company, and all equipment furnished to Employee in the course of or incident to employment, including any laptop computer and all data contained on such computer.

5.03.                     Obligations to Third Parties. Employee understands and acknowledges that Company has a policy prohibiting the receipt or use by Company of any confidential information or trade secret protected information in breach of Employee’s obligations to third parties and Company does not desire to receive any confidential information under such circumstances. Accordingly, Employee will not disclose to Company or use in the performance of any duties for Company any confidential information in breach of an obligation to any third party. Employee represents that Employee has informed Company, in writing, of any restriction on Employee’s use of a third party’s confidential information that conflicts with any obligations under this Agreement.

6.                                      Non-Competition.

6.01.                     Post-Employment Restrictions. Employee agrees that for a period of one (1) year following Employee’s termination or separation from employment with Company for any reason, voluntary or involuntary, Employee shall not directly or indirectly (including without limitation as an officer, director, employee, advisor, consultant, or otherwise), render services to any person or entity in connection with the design, development, manufacture, marketing, or sale of a Competitive Product, as defined below, that is sold or intended for use or sale in any geographic area in which Company markets or intends to market any of its products. It is agreed that Employee is free to work for a competitor of Company, provided that:  (i) such employment does not include any responsibilities for, or in connection with, a Competitive Product for the one-year period of the restriction contained in this Paragraph 6.01; and (ii) Employee has not assumed a position with a competitor that would lead to the inevitable disclosure of Company’s trade secrets or Confidential and Proprietary Information.

6.02.                     Field Sales Restrictions. If Employee’s only responsibilities for Company during the last two years of employment have been in a field sales or field sales management capacity, the restrictions in Paragraph 6.01 above shall be for a period of one year in the sales territory or territories Employee covered or supervised for all or part of the last year of employment and/or for any customers Employee had direct or indirect contact with, within or outside of the sales territory, for all or part of the last year of employment.

6.03.                     Definition of Competitive Product. “Competitive Product” means any product or component thereof, product line, or service that has been designed or is being designed, developed, manufactured, marketed, or sold by anyone other than Company and is: (i) of the same general type, (ii) performs similar functions, and/or (iii) is used for the same or similar purposes, and/or to achieve similar results, as a Company product.

6.04.                     Disclosure of Obligations. During the restrictive period set forth in this Article 6, Employee will inform any new employer or prospective employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

6.05.                     Acknowledgment of Company Efforts. Employee acknowledges that Company has many near-permanent customers throughout the world to which Employee has access.  These include customers that Company developed as a result of many years of significant efforts and significant financial investments by Company.

6.06.                     Acknowledgment of Reasonableness. Employee acknowledges and agrees that the restrictions contained in this Article 6 are reasonable as to time, area, and persons and are necessary to protect the legitimate business interests of Company and to avoid disruption of Company’s business. In that connection, Employee further acknowledges that Company’s business is worldwide in geographic scope and that its business is conducted, in part, over the worldwide web.

6.07. Consideration. Employee acknowledges and agrees that Employee has received consideration in exchange for signing this Agreement and that Employee was advised of, and presented with, a copy of this Agreement prior to accepting employment with Company.

7.                                      Post-Employment Restriction on Recruiting or Hiring Company Employees.

7.01.                     Acknowledgment of Training Efforts. Employee acknowledges that Company has expended considerable time and effort in recruiting and training its employees, many of whom are accomplished professionals.

7.02.                     No Recruiting of Company Employees. Employee hereby agrees that, during Employee’s employment by Company and for a period of one (1) year following the termination or separation from employment with Company, for any reason, voluntary or involuntary, Employee shall not, directly or indirectly, hire or recruit any employees of Company. This restriction shall not apply if Employee is a CEO of another company and has no knowledge/indication of that other company’s hire of a Company employee, and no knowledge of the possibility of that particular hire.

8.                                      Inventions.

8.01.                     Definition of Inventions. “Inventions” means any inventions, discoveries, improvements, and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored, or conceived by Employee, whether by Employee’s individual efforts or in connection with the efforts of others, and that either (i) relate in any way to Company’s business, products, or processes, past, present, anticipated, or under development; or (ii) result in any way from Employee’s employment by Company; or (iii) use Company’s equipment, supplies, facilities, or Confidential and Proprietary Information.

8.02.                     Assignment of Inventions. During the course of Employee’s employment and for a period of six (6) months thereafter, Employee shall promptly and fully disclose to Company, and will hold in trust for Company’s sole right and benefit, any Invention that Employee makes, conceives, or reduces to practice, or causes to made, conceived, or reduced to practice, either alone or in conjunction with others, whether made during the working hours of Company or on Employee’s own time. Employee shall: (i)  assign, and hereby assigns, to Company all of Employee’s right, title, and interest in and to all such Inventions, any applications for patents,  copyrights, or any other registration of intellectual property in any country covering or relating to any such Invention, and any patents, copyrights, or other intellectual property registration granted to Employee or Company; (ii) acknowledge and deliver promptly to Company any written instruments and perform any other acts necessary in Company’s opinion to preserve property rights in any Invention against forfeiture, abandonment, or loss, to obtain and maintain letters patent and/or copyrights or other registration of any intellectual property rights on any such Invention, and to vest the entire right and title to such Inventions and related intellectual property in Company. Employee agrees to perform promptly (without charge to Company but at the expense of Company) all such acts as may be necessary in Company’s opinion to preserve all patents and/or copyrights or other intellectual property covering the Inventions and to enable Company to obtain the sole right, title, and interest in all such Inventions, including without limitation the execution of assignments or patent prosecution documentation and appearing as a witness in any action brought in connection with this Agreement.

8.03.                     Exclusion. The parties agree, and Employee is hereby notified, that the requirements of this Article 8 do not apply to any invention for which no equipment, supplies, facility, or information of Company was used and which was developed entirely on Employee’s own time, and which (i) does not relate directly to Company’s business or to Company’s actual or demonstrably anticipated research or development; or (ii) does not result from any work Employee performed for Company. Employee represents that, except as disclosed on Exhibit A, as of the date of this Agreement, Employee has no rights under, and will make no claims against Company with respect to, any inventions, discoveries, improvements, ideas, or works of authorship that would be Inventions if made, conceived, authored, or acquired by Employee during the term of this Agreement. All inventions that Employee already has conceived or reduced to practice and that Employee claims to be excluded from the scope of this Agreement are listed on Exhibit A (if none, write “none”).

8.04.                     Copyrights. Employee acknowledges that any documents, drawings,  computer software, or other work of authorship prepared by Employee within the scope of Employee’s employment is a “work made for hire” under U.S. copyright laws and that, accordingly, Company exclusively owns all copyright rights in such works of authorship. For purposes of this Agreement, “scope of employment” means the work of authorship: (i)  relates to any subject matter pertaining to Employee’s employment; (ii)  relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, projects, or Confidential and Proprietary Information of Company; and/or (iii) involves the use of any time, material, or facility of Company.

8.05.                     Presumption. In the event of any dispute, arbitration, or litigation concerning whether an invention, improvement, or discovery made or conceived by Employee is the property of Company, such invention, improvement, or discovery will be presumed the property of Company and Employee will bear the burden of establishing otherwise.

9.                                      Non-Disparagement.

Employee agrees that Employee will not, directly or indirectly, speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of Company, or the business or personal reputations of any of its directors, officers, agents, employees, customers, vendors, or suppliers. Employee further agrees that Employee will not engage in any other deprecating conduct or communications with respect to Company; provided, however, that nothing in this Agreement shall preclude Employee from providing honest, forthright, and truthful testimony in any court or regulatory action or proceeding.

10.                               Injunctive Relief.

10.01.              Existence of Irreparable Harm. Employee acknowledges and agrees that in the event of any breach or threatened breach by Employee of any of the provisions of this Agreement, damages shall be an inadequate remedy and that Company will suffer irreparable harm and, as a result, Company shall be entitled to injunctive and other equitable relief such as restraining orders and preliminary or permanent injunctions to specifically enforce the provisions of this Agreement and to protect Company against any breach or threatened breach.  If Company is required by applicable law to furnish a bond or other surety as a condition of the entry of an injunction or restraining order, Employee agrees that such bond or surety shall be in the minimum amount required by law.

10.02.              Non-Exclusive Remedies. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for Employee’s breach or threatened breach of this Agreement, including the recovery of damages from Employee and an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any other rights or remedies to which Company is or may be entitled.

11.                               Miscellaneous.

11.01.              No Waiver. No failure or delay by any party hereto in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

11.02.              Survival. The provisions of Paragraph 3.03 and Articles 5, 6, 7, 8, 9, 10 and 11 shall survive any termination of Employee’s employment or this Agreement.

11.03.              Assignment. This Agreement shall be binding upon Employee’s heirs, personal representatives, and assigns, to the extent its provisions are applicable, and may be transferred by Company to its successors and assigns.

11.04.              Severability. In the event any one or more of the provisions contained in this Agreement are deemed illegal or unenforceable, such provision:  (i) shall be construed in a manner to enable it to be enforced to the extent permitted by applicable law; and (ii) shall not affect the validity and enforceability of any legal and enforceable provision of this Agreement.

11.05.              Construction. It is agreed that the provisions of this Agreement will be regarded as divisible and if any provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or persons or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or persons, and/or geographic areas as to which it may be enforceable. Any Court is also authorized to extend the duration of any restriction under Articles 6 and 7 for the period that any violation of Articles 6 or 7 exists. All captions and titles are for convenience only, and may not be used to interpret or to define the terms of this Agreement.

11.06.              Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Minnesota, without regard to choice of law rules. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the federal and state courts within the State of Minnesota, and each party hereby consents to personal jurisdiction in such forum, for any actions, suits, or proceedings arising out of or relating to this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in such courts). Notwithstanding the foregoing, nothing in this Agreement will prevent Company from seeking interim or permanent injunctive relief or filing any action to recover amounts owed to Company by Employee in any court having jurisdiction over Employee.

11.07.              Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof. This Agreement may only be modified in a writing signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have subscribed their names to this Agreement on the day and year written below.

COMPANY		EMPLOYEE

By:	/s/ Greg Morrison	/s/ M. Jenusaitis

Print Name: Greg Morrison		Print Name: M. Jenusaitis

Title: Vice President, Human Resources

Date:		Date: 4-3-06

EXHIBIT A

Disclosure of Prior Inventions

All inventions that Employee already has conceived or reduced to practice and that Employee claims to be excluded from the scope of “Inventions” as defined in the Employment Agreement are listed below (if none, write “none”):